Exhibit 10.4

House Lease Contract

Lessor (Party A): Shandong Huchuan Intelligent Equipment Co., Ltd.

Lessee (Party B): Shandong Kangbeite Food Packaging Machinery Co., Ltd.

I. Leased Premises

1. Party A leases to Party B the lawful premises located at: No. 5999, Mizhou East Road, Mizhou Subdistrict, Zhucheng City, Weifang City, Shandong Province (hereinafter referred to as the “Leased Premises”).

2. Prior to signing this Contract, Party A has informed Party B that the Leased Premises are not subject to any mortgage.

3. The total building area of the premises leased by Party A to Party B is 11,000 square meters.

II. Designated Use

The Leased Premises shall be used for production/office purposes and shall comply with the regulations of the State and the relevant city concerning property use and property management. During the lease term, without the written consent of Party A and without the approval of the relevant authorities as required by regulations, Party B shall not alter the aforementioned designated use.

III. Lease Term

The lease term shall be from January 1, 2024 (the “Delivery Date”) to December 31, 2029 (the “Termination Date”).

IV. Rent

1. Rent: RMB Six Hundred and Thirty-three Thousand Six Hundred per year (in words), ￥633,600/year.

2. Payment Term: Annual Payment.

3. Rent-Free Period: From December 1, 2023 (the “Delivery Date”) to December 31, 2023.

V. Default

1. Liability for Default: If either Party A or Party B violate any terms under this Contract, the defaulting party shall pay liquidated damages of ￥100,000 (One Hundred Thousand Yuan).

1.During the lease term, Lessor shall have the right to terminate this Contract if Lessee commits any of the following acts:

(1) Subleasing, re-letting, or lending the premises to a third party without Lessor’s prior written consent;

(2) Altering the structure of the premises or damaging the premises without Lessor’s prior written consent;

(3) Changing the designated lease purpose stipulated herein, the number of occupants, or using the premises for illegal activities;

(4) Failing to pay rent for more than 15 days.

(5) In the event of termination due to the above reasons, the security deposit paid by Lessee shall not be refunded. If Lessor incur losses as a result, Lessee shall also bear corresponding liability for compensation.

VI. Other Expenses

Party B shall bear the property tax and urban land use tax arising from its use of the premises.

VII. Miscellaneous Provisions

(1) Matters not covered herein shall be resolved by mutual negotiation between both parties in accordance with the relevant provisions of the Contract Law of the People’s Republic of China. If negotiation fail, either party may file a lawsuit with the People’s Court located in the jurisdiction of the Leased Premises.

(2) This Contract is executed in duplicate, with Party A and Party B each holding one copy with equal legal effect.

Lessor (Party A):	Lessee (Party B):

Affix Official Seal: (Seal) Contract Special Seal of Shandong Huchuan Intelligent Equipment Co., Ltd.	Affix Official Seal: (Seal) Contract Special Seal of Shandong Kangbeite Food Packaging Machinery Co., Ltd.

Date: October 19, 2023	Date: October 19, 2023